Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director of Corporate Communications	July 22, 2005
(757) 222-9602	For Immediate Release

Royster-Clark, Inc. Announces the Expiration of the Tender Offer for its 10 1/4% First Mortgage

Notes due 2009 and the Redemption of its Remaining Outstanding Notes

New York, NY, July 22, 2005 —Royster-Clark, Inc. (the “Company”) announced today that the Company’s previously announced tender offer and consent solicitation for its outstanding 10 1/4% First Mortgage Notes due 2009 (CUSIP No. 780879 AB 8) (the “Notes”) expired at 5:00 p.m., New York City time, on Thursday, July 21, 2005. The Company has accepted for purchase all of the $172,215,000 aggregate principle amount of the Notes tendered, representing approximately 86.1% of the total principal amount outstanding.

As previously announced, as a result of the receipt of the requisite amount of consents in connection with the Company’s tender offer and consent solicitation, the Company, the guarantors of the Notes and The Bank of New York, as trustee (“Trustee”), entered into a Supplemental Indenture dated June 30, 2005 (the “Supplemental Indenture”) which, upon becoming operative, amends the original indenture dated April 22, 1999, relating to the Notes (the “Original Indenture” and as supplemented by the Supplemental Indenture, the “Indenture”). The Supplemental Indenture became operative upon acceptance of the Notes for purchase in the tender offer on July 22, 2005. The Supplemental Indenture eliminates substantially all of the restrictive covenants and certain events of default contained in the Original Indenture and modifies the defeasance and other provisions contained in the Original Indenture.

The Company also announced today that it has delivered a notice of redemption to the Trustee to redeem all $27,785,000 remaining outstanding principal amount of the Notes, on the redemption date of August 22, 2005, at a redemption price equal to the original principal amount thereof, plus accrued interest to the redemption date and the applicable premium provided in the Indenture as of the redemption date. The Company has deposited funds required to pay the redemption price with the Trustee pursuant to the terms of an irrevocable trust agreement entered into with the Trustee in accordance with Section 8.04 of the Indenture.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the redemption of the remaining outstanding Notes will be as set forth in a Notice of Redemption delivered to the holders of the Notes by the Trustee in the name of the Company.

Royster-Clark, Inc., headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carrying a broad line of agricultural inputs and providing services to farmers.

Note regarding forward looking statements: Statements made by Royster-Clark, Inc. which are not historical facts are forward looking statements that involve risks and uncertainties. Statements including the words “anticipate”, “expect”, “project”, “foresee”, “believe”, and “feel”, also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 31, 2004.

For more information, contact Paul Murphy, 757-222-9513.